UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2024

APA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-40144	86-1430562
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Post Oak Boulevard, Suite 100

Houston, Texas 77056-4400

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (713) 296-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.625 par value	APA	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On April 1, 2024, upon consummation of the Merger (as defined and described in further detail below), APA Corporation, a Delaware corporation (“APA”), entered into an Amended and Restated Warrant Agreement (the “Warrant Agreement”) with American Stock Transfer and Trust Company, LLC (“AST”), as warrant agent, and, solely with respect to certain provisions therein, Callon Petroleum Company, a Delaware corporation (“Callon”), to, among other things, establish warrants that have terms that are substantially similar to the warrants that were issued by Callon on December 20, 2019 (the “Callon Warrants”). The Callon Warrants were governed under the terms of the certain warrant agreement, dated December 20, 2019, by and between Callon and AST (the “Original Warrant Agreement”). Under the terms of the Original Warrant Agreement and the Warrant Agreement, upon consummation of the Merger, the Callon Warrants became warrants (the “Warrants”) to purchase shares of common stock, par value $0.625 per share, of APA (“APA common stock”) at an exercise price per share of $88.15, subject to certain customary adjustments described therein. The Warrants are exercisable at any time prior to August 10, 2027, and may only be exercised on a net share settlement basis. The total number of shares of APA common stock underlying the warrants are 501,708 shares.

The foregoing description of the Warrant Agreement is not complete and is qualified in its entirety by reference to the Warrant Agreement, which is filed as Exhibit 4.1 hereto and incorporated herein by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On April 1, 2024, APA completed its previously announced acquisition of Callon, in connection with the merger of Astro Comet Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of APA (“Merger Sub”), with and into Callon (the “Merger”), pursuant to that certain Agreement and Plan of Merger, dated as of January 3, 2024 (the “Merger Agreement”), among APA, Merger Sub, and Callon. As a result of the Merger, each share of common stock of Callon outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (excluding certain Excluded Shares (as defined in the Merger Agreement)) was converted into the right to receive 1.0425 (the “Exchange Ratio”) shares of APA common stock.

At the Effective Time, outstanding Callon equity-based awards were treated as follows: (1) each restricted stock unit (each, a “Callon RSU”) that was vested or that vested by its terms solely as a result of the consummation of the transactions contemplated by the Merger Agreement (each, a “Vested Callon RSU”) was cancelled and converted into the right to receive (without interest) a number of shares of APA common stock equal to the product of the number of shares of Callon common stock subject to such Vested Callon RSU immediately prior to the Effective Time, multiplied by the Exchange Ratio; (2) each Callon RSU that was not a Vested Callon RSU and each Callon market stock unit was assumed by APA and converted into a number of restricted stock units with respect to shares of APA common stock equal to the product of the number of shares of Callon common stock subject to such award immediately prior to the Effective Time (in the case of a market stock unit, determined based on the greater of actual and target performance), multiplied by the Exchange Ratio; (3) each Callon cash-settled stock appreciation right was converted into an award of APA cash-settled stock appreciation rights (a) with the number of shares of APA common stock subject to such award equal to the product of the number of shares of Callon common stock subject to such award immediately prior to the Effective Time, multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares and (b) the exercise price per share of such award equal to the exercise price per share of the Callon award immediately prior to the Effective Time, divided by the Exchange Ratio, rounded up to the nearest whole cent; and (4) each Callon phantom stock unit immediately vested in full and was converted into the right to receive an amount in cash determined in accordance with the applicable stock plan and award agreement.

The issuance of shares of APA common stock in connection with the Merger was registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to APA’s registration statement on Form S-4 (File No. 333-276797), declared effective by the Securities and Exchange Commission (the “SEC”) on February 15, 2024. The joint proxy statement/prospectus (the “Joint Proxy Statement/Prospectus”) included in the registration statement contains additional information about the Merger.

The foregoing descriptions of the Merger, the Merger Agreement, and the transactions contemplated thereby are not complete and are subject to and qualified in their entirety by reference to the Merger Agreement, a copy of which was included as Annex A to the Joint Proxy Statement/Prospectus and is incorporated by reference in this Current Report on Form 8-K.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 1, 2024, APA closed the transactions under its previously reported Credit Agreement, dated as of January 30, 2024, among APA, as borrower, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other agents party thereto (the “Credit Agreement”). APA borrowed an aggregate $1.5 billion in senior unsecured term loans that mature April 1, 2027. Loan proceeds were used to refinance certain indebtedness of Callon upon the substantially simultaneous closing of APA’s acquisition of Callon pursuant to the Merger Agreement and to pay related fees and expenses. APA may at any time prepay loans under the Credit Agreement.

The lenders under the Credit Agreement committed an aggregate $2.0 billion for senior unsecured delayed-draw term loans to APA available for borrowing only once upon the date of the closings under the Merger Agreement and Credit Agreement, of which $1.5 billion was for term loans that would mature three years after the date of such closings (the “3-Year Tranche Loans”) and $500 million was for term loans that would mature 364 days after the date of such closings (the “364-Day Tranche Loans”). APA elected to borrow only under the 3-Year Tranche Loans and to allow the lender commitments for the 365-Day Tranche Loans to expire.

Indebtedness of Callon that APA could refinance by borrowing under the Credit Agreement included indebtedness outstanding under (i) the Amended and Restated Credit Agreement, dated October 19, 2022, among Callon, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto (the “Callon Credit Agreement”), (ii) Callon’s 6.375% Senior Notes due 2026 (“Callon’s 2026 Notes”), (iii) Callon’s 8.00% Senior Notes due 2028 (“Callon’s 2028 Notes”), and (iv) Callon’s 7.500% Senior Notes due 2030 (“Callon’s 2030 Notes”). As of April 1, 2024, all indebtedness under the Callon Credit Agreement and Callon’s 2026 Notes was repaid, and the aggregate principal balance remaining outstanding under Callon’s 2028 Notes and Callon’s 2030 Notes was reduced to $23.9 million. Given the aggregate principal balance remaining outstanding under Callon’s 2028 Notes and Callon’s 2030 Notes, no guarantee by Callon of APA’s obligations under the Credit Agreement is required.

The foregoing is a summary of certain terms of the Credit Agreement, does not purport to be complete, and is subject to, and qualified in its entirety by, the full text of the Credit Agreement, a copy of which was filed as Exhibit 10.1 to APA’s Form 8-K filed on January 30, 2024 (the “Initial Form 8-K”) and incorporated herein by reference.

The Credit Agreement was filed with the Initial Form 8-K to provide investors and security holders with information regarding its terms; it is not intended to provide any other factual information about APA, Apache, or Callon. Representations, warranties, and covenants in the Credit Agreement were made only for purposes of the Credit Agreement, were solely for the benefit of the parties to the Credit Agreement and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Credit Agreement. Representations and warranties in the Credit Agreement may have been made as of specific dates and for purposes of allocating contractual risk between the parties instead of establishing matters as facts and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under Credit Agreement and should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of APA or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Credit Agreement, which subsequent information may or may not be fully reflected in APA’s public disclosures.

Item 3.02.	Unregistered Sales of Equity Securities.

The information regarding the Warrants set forth in Item 1.01 of this Current Report is incorporated by reference into this Item 3.02. The issuance of the Warrants was undertaken in reliance upon an exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 1, 2024, in accordance with the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of APA, the Board of Directors of APA (the “Board”) increased the size of the Board from 10 members to 12 members.

The Merger Agreement required APA to take all necessary actions to cause a member of the board of directors of Callon, who was selected by Callon’s board of directors and was reasonably acceptable to APA, to be appointed to the Board immediately following the Effective Time. In connection with such requirement, the Board appointed Matthew R. Bob, the former chair of the board of directors of Callon, as a member of the Board, effective immediately following the Effective Time.

In addition, the Board appointed Anya Weaving as a member of the Board, effective immediately following the Effective Time. There are no arrangements or understandings between Ms. Weaving and any other person pursuant to which she was selected as a director.

The Board expects to appoint each of Matthew R. Bob and Anya Weaving to serve on both the Audit Committee and the Corporate Responsibility, Governance, and Nominating Committee. Ms. Weaving and Mr. Bob will be eligible to participate in all previously established and disclosed compensation programs in which non-employee directors participate. Such compensation programs are described in APA’s Definitive Proxy Statement filed with the SEC on April 11, 2023. Neither Mr. Bob nor Ms. Weaving has been a party to any transaction involving APA required to be disclosed under Item 404(a) of Regulation S-K.

Item 8.01	Other Events.

On April 1, 2024, APA issued a press release announcing the completion of the Merger. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial Statements

The financial statements of Callon required by Item 9.01(a) of Form 8-K will be filed by amendment to this Current Report within 71 calendar days of the date on which this report is required to be filed.

(b) Pro-Forma Financial Information

The pro forma financial information required by Item 9.01(b) of Form 8-K will be filed by amendment to this Current Report within 71 calendar days of the date on which this report is required to be filed.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

2.1*	Agreement and Plan of Merger, dated as of January 3, 2024, by and among APA Corporation, Astro Comet Merger Sub Corp., and Callon Petroleum Company (incorporated by reference to Exhibit 2.1 to Registrant’s Current Report on Form 8-K filed January 4, 2024, SEC File No. 001-40144).

4.1	Amended and Restated Warrant Agreement, dated April 1, 2024, by and among APA Corporation, Equiniti Trust Company, LLC, and, solely for purposes of certain provisions specified therein, Callon Petroleum Company.

10.1	Credit Agreement, dated as of January 30, 2024, among APA Corporation, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents party thereto (incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed January 30, 2024, SEC File No. 001-40144).

99.1	Press release, dated April 1, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APA CORPORATION

/s/ Stephen J. Riney
Stephen J. Riney
President and Chief Financial Officer

April 1, 2024